UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

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                      AMERICAN WATER WORKS COMPANY, INC.
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[Logo]                    RWE Acquisition Update #7



November 12, 2001

This is an update on the RWE/Thames acquisition for Associates of American Water. Frequent updates will be distributed in the coming weeks via email. They will then be archived, along with other materials, in the "RWE Acquisition Update" database on Lotus Notes.


In this "Update," we take a look at Jim McGivern, Thames Water's Managing Director of the Americas Region. Jim's involvement with the acquisition began early in the year. Shortly after the agreement was reached in September, he took up office in the Voorhees Corporate Headquarters and has been leading the RWE/Thames side of the transition planning from there ever since.

                                                   [Photo of Jim McGivern]

Q: What is your role on the transition team?

I am working with Ellen Wolf to ensure that we receive regulatory approval in the states where it is required, in a way that is aligned with the objectives of both American Water Works and RWE/Thames. I am also managing with Ellen the transition planning process in anticipation of American Water becoming part of the RWE family of companies.


Q: What sort of things can we expect to see during the transition?

I think associates will see more and more evidence of how compatible the three companies are. This transaction is very much based on leveraging the resources that RWE has to accelerate American Water's current path of growth. Once the transaction is complete, we'll combine the best of American Water and Thames Water technology to come up with something that is better than the sum of the parts. Our goal is that any changes will only be for the positive, made around new opportunities we see in merging our great companies together, to make us more competitive and more technologically innovative. As part of a new family, we can be leaders in consolidating the U.S. water industry in a more accelerated fashion.


Q: You currently have operations in the U.S. in Stamford, Houston, Pittsburgh and E-town. What is Thames' history of operating in the U.S.?

We have been in the U.S. for a decade. In the early `90s, Thames purchased Leopold, a water filtration and purification company in Pittsburgh, and Ashbrook, a wastewater products and services company in Houston. Both companies are leaders in their fields. Last November, the purchase of E-Town was completed. That was our first foray into the US water services market and an important step in our growth strategy. American Water Works is the icing on the cake.


Q: What have you learned about the U.S. water system from your experience with E-Town in New Jersey?

We have learned a great deal. First of all, the business drivers are different. Unlike in the UK, the water business in the U.S. is significantly affected by the weather. Being in E-Town has also allowed Thames to understand how the U.S. regulatory system works, how to get fair treatment, and the general philosophy of U.S. rate-of-return regulation. It also has given us a better understanding of the demographics and the cultural framework of a U.S. business. We have learned a lot about what's important to U.S. employees including how patriotic Americans are and how they identify strongly with their country and their state.


Q: RWE acquired Thames a year ago, so you have been in the same situation as American Water employees. How did that go for you?

RWE purchased Thames for very much the same reason it is buying American Water Works - to promote growth and opportunity. RWE is an honorable organization in which people are sincere, and all of the promises they made regarding opportunities for Thames employees have been realized. It has been a fantastic company to work in.

RWE employees are excellent, capable people and the Thames employees have worked well with them. Any fears that Thames employees may have had at the time of the acquisition announcement have gone away. It's been a very good story.


Q: What have you noticed so far about the cultural similarities and differences between American Water and Thames?

In general, there is a surprising amount of cultural alignment. We're all water folks, we understand the water business, yet the similarities do surprise me at times. The key similarities are the customer focus - the concept that it's the customer that makes or breaks this business. The customer service ethic is paramount in both businesses and it's everyone's responsibility.

Both Thames and American Water also have a strong culture of performance management, which is driven from the top. Everyone's role within the organization is understood. In addition, both companies put emphasis on the individual. Respect for the individual, empowering the individual to make decisions, and giving the individual the tools to do the job is a strong cultural commonality that I see. In addition, the underlying values of American Water and Thames are similar -- the basic business values of professionalism, honesty, and favoring long-term solutions. It's not surprising that when you look at two of the top water companies in the world, that they should have similar values; the reasons they're both successful are fairly similar.

The differences relate mostly to the influence of legal and geographical requirements on your organizational structures. The geography of the United States, and its regulatory system, promote an organizational style of greater regional autonomy and independence, while Thames is a more integrated organization. Both of the organizations have evolved to respond to their environments in an optimal way.


Q: What is Thames' approach to local community support and local management?

Thames seeks to educate communities about what we do and how they can get the best service from us. In turn, we look to our communities for feedback so that we can deliver continual improvement.

Our managers and employees live in the communities in which they serve. We want to promote a high level of integration between our customers, our communities and our management so that there's a seamless web between them. This creates the benefit of customers seeing what we're doing in a positive light. We want to ensure sustainability for our product and our company, so we are committed to being actively involved in the economic prosperity of the community at all levels as responsible corporate citizens.


Q: Has Thames operated differently in the U.S. since September 11?

We have always emphasized security. We have taken stock of our security and perhaps further refined it, but we have found that we are doing the right things, so overall, the tragic events of that date have not made a significant difference in our operations.


Q: Have you operated in other countries that have faced terrorist or wartime threats?

Yes. Of the 19 countries in which we operate, some of the areas that have been on high alert include the UK, Indonesia, Turkey and the Middle East.


Q: What do you enjoy most about this industry?

I came to the water industry and Thames in 1989 after a legal career in the UK and Australia. I was attracted to the inherent essential need for the service and the importance of ensuring quality water. It's a good business to be in; we are providing a service that improves people's lives. That appeals to me.

From a UK perspective, I was also attracted to it because it was a new industry having been recently privatized. Traditionally, water had been in the domain of the government. Then in 1989, there was a total change. The government decided that water and wastewater should be in the domain of the private sector, and that caught my imagination as the birth of a new industry. It was quite an exciting time to join and I was compelled by that story.


Q: What do you like about living in the United States?

The openness here is very refreshing. People are generally friendly and easy to get to know, which is unusual in large cities. I would also say that the education system here is excellent. And I enjoy the great restaurants in Philadelphia as well as the climate.


Q: What do you like to do when you are not at the office?

I enjoy reading history and philosophy - I just finished reading "Humboldt's Gift" by Saul Bellow - and I'm an avid cinema, opera, music and theatergoer. I also enjoy spending time with my two young children, playing golf and going to the gym.

                           *           *            *

[Logo]                              RWE Acquisition Update #8

November 14, 2001

This is an update on the RWE/Thames acquisition for Associates of American Water. Frequent updates will be distributed in the coming weeks via email. They will then be archived, along with other materials, in the "RWE Acquisition Update" database on Lotus Notes.

Thames Water released this announcement earlier in the week. We thought American Water associates would be interested in this latest strategic accomplishment by our future partner.


                 THAMES WATER ANNOUNCES NEW CHILEAN CONCESSION

Thames Water, the water business of RWE, was awarded the concession of the fourth largest water and wastewater company in Chile, Empresa de Servicios Sanitarios del Maule S.A. (ESSAM).

Located in central part of Chile, ESSAM serves a population of more than 560,000 and in the year 2000 generated revenues of the equivalent of US$21.4 million.

The 30-year concession has been purchased from the Chilean government for US$171 million and will complement Thames Water's other interests in the country. ESSAM is strategically positioned between ESSEL in Rancagua and ESSBIO in Concepcion.

Under the concession agreement, Thames Water will provide the water needs of the concession area, including water production, distribution, collection, wastewater treatment and industrial effluent treatment. The company is expected to invest approximately US$100 million over the first five years of the contract and a significant part of the capital expense will be for wastewater treatment plants.

Bill Alexander, Thames Water's Chief Executive, said: "This is another welcome success for Thames Water in Chile, building upon our ambition to become the global water partner of choice in the country.

"The acquisitions of ESSEL and ESSBIO last year have provided a sound platform for growth and offer great opportunities to increase customer value through synergies with ESSAM.

"I am delighted that Thames Water has rapidly established an excellent reputation for partnership in Chile and I look forward to extending our world class water service to our new customers."

Thames Water is the world's third largest water company, serving over 43 million customers in 44 countries across the globe.

                            *         *          *

     American Water Works Company, Inc. (the "Company"), RWE Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Guarantor"), Thames Water Aqua Holdings GmbH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of Guarantor ("Parent"), and Apollo Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") have entered into an Agreement and Plan of Merger, dated as of September 16, 2001, pursuant to which Sub will be merged with and into the Company with the Company surviving the merger (the "Merger"). In connection with the Merger, the Company will be filing a proxy statement with the Securities and Exchange Commission (the "SEC"). SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by the Company with the SEC in connection with the Merger at the SEC's web site at www.sec.gov. Security holders of the Company may also obtain for free a copy of the proxy statement and other documents filed with the SEC by the Company in connection with the Merger by contacting Nancy A. Macenko, Vice President External Affairs, at (856) 566-4026.

     The Company and its subsidiaries and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the Merger. These directors include the following: Marilyn Ware, Gerald C. Smith, J. James Barr, Henry G. Hager, Ross A. Webber, Frederick S. Kirkpatrick, Paul W. Ware, Nancy Ware Wainwright, Ray J. Groves, Elizabeth H. Gemmill, William S. White, Anthony P. Terracciano, William O. Albertini, Rhoda W. Cobb and Horace Wilkins, Jr. and these officers include Joseph F. Hartnett, Jr., Daniel L. Kelleher, W. Timothy Pohl, Robert D. Sievers, Ellen C. Wolf, Nancy A. Macenko and James E. Harrison. Collectively, as of March 5, 2001, the directors and executive officers of the Company may be deemed to beneficially own approximately 21.9% of the outstanding shares of the Company's common stock and under 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series. Stockholders of the Company may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

     Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.